Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Pete Clemens	Leslie Wachsman
Executive Vice President and	Vice President, Finance
Chief Financial Officer	Surgical Care Affiliates
Surgical Care Affiliates	(847) 267-9823
(205) 307-5250	leslie.wachsman@scasurgery.com
peter.clemens@scasurgery.com

SURGICAL CARE AFFILIATES, INC. ANNOUNCES PLANNED REFINANCING TO SUPPORT ACQUISITION ACTIVITY AND PLANNED RETIREMENT OF CHIEF FINANCIAL OFFICER

DEERFIELD, IL - March 2, 2015 - Surgical Care Affiliates, Inc. (“SCA”) announced today that it plans to refinance its debt in the coming weeks, in order to increase its capacity to fund growth initiatives. The company also announced that Pete Clemens, Chief Financial Officer (“CFO”), is planning to retire later this year.

“We are planning the refinancing due to an increase in development activity. We plan to both refinance our existing debt instruments and increase our borrowing capacity to support the pipeline of acquisitions and de novo projects that we have underway for 2015,” said Andrew Hayek, President & Chief Executive Officer of SCA.

Regarding the planned retirement of Mr. Clemens, the company has engaged a leading executive search firm to assist in recruiting a new CFO, and Mr. Clemens plans to work with his successor to jointly design a transition plan. The retirement decision is driven by personal considerations.

“I have enjoyed being part of the SCA team and am proud of the progress that we have made together,” said Mr. Clemens. “I remain committed to SCA and our team, and I plan not only to work through the transition to a new CFO but also to continue supporting the company in an advisory role after a new CFO is hired.”

“Pete is an outstanding person – committed to his family, his community, and his work – and we thank Pete for his dedication and his service to the SCA community,” said Mr. Hayek. “Among his many achievements at SCA, Pete led our successful initial public offering and the development of the infrastructure to operate as a public company. He has been a great colleague and will continue to be a great friend.”

Refinancing Detail

SCA intends to pursue a refinancing of its outstanding senior secured credit facility, which was originally entered into in 2007 and is comprised of $596 million of term loan facilities and a $132 million revolving credit facility. SCA intends to replace the existing credit facility with a new $600 million senior secured credit facility, to be comprised of a $350 million term loan and a $250 million revolving credit facility, and $350 million of new senior unsecured notes. The net proceeds of the new credit facility and notes would be used to repay all of the outstanding indebtedness under the existing credit facility, to pay the transaction costs associated with the refinancing and for general corporate purposes, including acquisitions and other development activities. SCA intends to launch and close the refinancing transactions prior to the end of the first quarter of 2015.

Legal Disclaimers

This announcement is neither an offer to sell nor a solicitation of an offer to buy the senior notes described herein. SCA plans to offer the senior notes in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), for an offer and sale of securities that does not involve a public offering. The senior notes expected to be offered have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

In addition, SCA cannot provide any assurances about the timing, terms or interest rate associated with the planned refinancing, or that the refinancing transactions can be completed at all.

About Surgical Care Affiliates, Inc.

SCA partners with physicians, health systems and payers to develop and implement surgery strategies across the country. As of September 30, 2014, SCA operated 182 surgical facilities - including ambulatory surgery centers, surgical hospitals and one sleep center - in partnership with approximately 2,000 physicians and in affiliation with 41 health systems across the country. SCA’s clinical systems, service line growth strategies, benchmarking processes and efficiency programs create measurable advantage for surgical facilities - clinically, operationally and financially. For more information on SCA, visit www.scasurgery.com.

Cautionary Information Regarding Forward-Looking Statements

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “continues,” “will,” “may,” “should,” “estimates,” “intends,” “plans” and similar expressions, and statements regarding the Company’s business strategy and plans, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. There is risk and uncertainty regarding whether the Company will be able to consummate the proposed refinancing and acquisitions on terms that are satisfactory to the Company or at all, and whether the Company will be able to successfully recruit and integrate a new CFO. Material factors are outside the Company’s control. For example, the Company may be unable to successfully negotiate favorable terms for the proposed refinancing and acquisitions. Further, the Company may be unable to identify and hire a qualified CFO candidate within the desired timeframe.

Other factors include risks and uncertainties associated with changes in general economic and financial market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the healthcare industry, the Company’s credit ratings and credit capacity, the possibility that the Company’s stockholders, financial advisors or lenders could develop a negative perception of its long- or short-term financial prospects if the level of its business activities decreases due to a market downturn, negative actions taken by regulatory authorities or rating organizations, and other factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and described in subsequent reports we have filed with the Securities and Exchange Commission.

You should not rely upon forward-looking statements as predictions of future events. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. In that respect, the Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.